As filed with the Securities and Exchange Commission on May 6, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NABORS INDUSTRIES LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1381	98-0363970
(State or other jurisdiction of incorporation	(Primary Standard Industrial	(I.R.S. Employer Identification number)
or organization)	Classification Code number)
MINTFLOWER PLACE
8 PAR-LA-VILLE ROAD
HAMILTON, HM08
BERMUDA
TELEPHONE: (441) 292-1510
(Address, including zip code, and telephone number, including area code, of principal executive offices)
NABORS INDUSTRIES LTD. AMENDED AND RESTATED 2003 EMPLOYEE STOCK PLAN
(Full title of the plan)
LAURA W. DOERRE
VICE PRESIDENT AND GENERAL COUNSEL
NABORS CORPORATE SERVICES, INC.
515 WEST GREENS ROAD, SUITE 1200
HOUSTON, TEXAS 77067
TELEPHONE: (281) 874-0035
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)
With a copy to:
ARNOLD B. PEINADO, III, ESQ.
MILBANK, TWEED, HADLEY & MCCLOY LLP
1 CHASE MANHATTAN PLAZA
NEW YORK, NEW YORK 10005
TELEPHONE: (212) 530-5000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered(1)	Share	Price	Registration Fee
Common Shares, par value $0.001 per share	12,525,172 shares	$20.64(2)	$258,519,550.10(2)	$18,432.44

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there shall also be deemed registered hereby such additional number of ordinary shares of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices for the ordinary shares as quoted on the New York Stock Exchange on May 5, 2010, of $20.64 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

* Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Nabors Industries Ltd. Amended and Restated 2003 Employee Stock Plan. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed below are filed with the U.S. Securities and Exchange Commission (the “Commission”) by Nabors Industries Ltd. (the “Company”), and are incorporated herein by reference (except to the extent that portions of any Current Report on Form 8-K are furnished and deemed not to be filed).
•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on February 26, 2010.

•	The Company’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2010 filed with the Commission on April 29, 2010.

•	The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2010, to the extent incorporated by reference into the Company’s Annual Report on Form 10-K.

•	The Company’s Current Report on Form 8-K filed with the Commission on February 9, 2010.

•	The Company’s Current Report on Form 8-K filed with the Commission on February 17, 2010.

•	The Company’s Current Report on Form 8-K filed with the Commission on April 21, 2010.

•	The description of the Company’s common shares contained in its Registration Statement on Form S-4, filed on January 2, 2002, as amended by Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2, Pre-Effective Amendment No. 3 and Pre-Effective Amendment No. 4 to Form S-4, filed on March 25, 2002, April 17, 2002, April 29, 2002, and May 10, 2002, respectively (Registration No. 333-76198).
     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Under Bermuda law, a company is permitted to indemnify its directors and officers subject to certain restrictions. Section One (1) and Section Seventy-Five (75) of the Company’s Amended and Restated Bye-laws states:
     “Officer” means a Director, Secretary, or other officer of the Company appointed pursuant to these Bye-laws, but does not include any person holding the office of auditor in relation to the Company;
     “75. Exemption and Indemnification of Officers. Subject always to these Bye-laws, no Officer shall be liable for the acts, receipts, neglects or defaults of any other Officer nor shall any Officer be liable in respect of any negligence, default or breach of duty on his or her own part in relation to the Company or any Subsidiary, or for any loss, misfortune or damage which may happen, in or arising out of the actual or purported execution or discharge of his or her duties or the exercise or purported exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office.
     75.1. Subject always to these Bye-laws, every Officer shall be indemnified and held harmless out of the funds of the Company against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all legal and other costs and expenses properly payable) incurred or suffered by the Officer arising out of the actual or purported execution or discharge of the Officer’s duties (including, without limitation, in respect of his or her service at the request of the Company as a director, officer, partner, trustee, employee, agent or similar functionary of another person) or the exercise or purported exercise of the Officer’s powers or otherwise, in relation to or in connection with the Officer’s duties, powers or office (including but not limited to liabilities attaching to the Officer and losses arising by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Officer may be guilty in relation to the Company or any Subsidiary of the Company).

     75.2. Every Officer shall be indemnified out of the funds of the Company against all liabilities arising out of the actual or purported execution or discharge of the Officer’s duties or the exercise or purported exercise of the Officer’s powers or otherwise, in relation to or in connection with the Officer’s duties, powers or office, incurred by such Officer in defending any proceedings, whether civil or criminal, in which judgment is given in the Officer’s favour, or in which the Officer is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to the Officer by the court.
     75.3. In this Bye-law 75 (i) the term “Officer” includes, in addition to the persons specified in the definition of that term in Bye-law 1, the Resident Representative, a member of a committee constituted under these Bye-laws, any person acting as an Officer or committee member in the reasonable belief that the Officer has been so appointed or elected, notwithstanding any defect in such appointment or election, and any person who formerly was an Officer or acted in any of the other capacities described in this clause (i) and (ii) where the context so admits, references to an Officer include the estate and personal representatives of a deceased Officer or any such other person.
     75.4. The provisions for exemption from liability and indemnity contained in this Bye-law shall have effect to the fullest extent permitted by Applicable Law, but shall not extend to any matter which would render any of them void pursuant to the Companies Acts. 75.5. To the extent that any person is entitled to claim an indemnity pursuant to these Bye-laws in respect of an amount paid or discharged by him or her, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment (including advance payments of fees or other costs) or effecting such discharge.
     75.6. The rights to indemnification and reimbursement of expenses provided by these Bye-laws shall not be deemed to be exclusive of, and are in addition to, any other rights to which a person may be entitled. Any repeal or amendment of this Bye-law 75 shall be prospective only and shall not limit the rights of any Officer or the obligation of the Company with respect to any claim arising prior to any such repeal or amendment.
     75.7. In so far as it is permissible under Applicable Law, each Shareholder and the Company agree to waive any claim or right of action the Shareholder or it may at any time have, whether individually or by or in the right of the Company, against any Officer on account of any action taken by such Officer or the failure of such Officer to take any action in the performance of his duties with or for the Company, provided, however, that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such Officer or to recover any gain, personal profit or advantage to which such Officer is not legally entitled.
     75.8. Subject to the Companies Acts, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to this Bye-law 75 shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to this Bye-law 75.
     75.9. Each Shareholder of the Company, by virtue of its acquisition and continued holding of a Share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-law 75 are made to meet expenditures incurred for the purpose of enabling such Officer to properly perform his or her duties as an Officer.”
     The Company has entered into agreements with certain of its directors and officers indemnifying them against expenses, settlements, judgments and fines in connection with any threatened, pending or completed action, suit, arbitration or proceeding where the individual’s involvement is by reason of the fact that he is or was a director or officer or served at the Company’s request as a director or officer of another organization, except where such indemnification is not permitted under applicable law.

     The officers and directors of the Company are covered by directors and officers insurance aggregating $65,000,000.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Document Description

3.1	Memorandum of Association of Nabors Industries Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in Nabors Industries Ltd.’s Registration Statement on Form S-4 (Registration No. 333-76198) filed with the Commission on May 10, 2002, as amended).

3.2	Amended and Restated Bye-laws of Nabors Industries Ltd. (incorporated by reference to Exhibit 4.2 to Nabors Industries Ltd.’s Form 10-Q (File No. 000-49887) filed with the Commission on August 3, 2005).

3.3	Amendment to Amended and Restated Bye-laws of Nabors Industries Ltd. (incorporated by reference to Exhibit A of Nabors Industries Ltd.’s Notice of Special General Meeting and Proxy Statement (File No. 001-32657) filed with the Commission on February 24, 2006).

5.1	Opinion of Appleby regarding the legality of the securities being registered.*

15.1	Awareness Letter of PricewaterhouseCoopers LLP to the Securities and Exchange Commission.*

23.1	Consents of PricewaterhouseCoopers LLP.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Appleby (included in Exhibit 5.1).*

24.1	Power of Attorney (included in signature page to this Registration Statement).*

99.1	Nabors Industries Ltd. Amended and Restated 2003 Employee Stock Plan (incorporated by reference to Exhibit A of Nabors Industries Ltd.’s Revised Definitive Proxy Statement on Schedule 14A (File No. 001-32657) filed with the Commission on May 4, 2006).

*	Filed herewith
Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, as amended, that are incorporated by reference in this Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on May 6, 2010.

NABORS INDUSTRIES LTD.

By: Name:	/s/ Mark D. Andrews Mark D. Andrews
Title:	Corporate Secretary
POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laura W. Doerre and Eugene M. Isenberg, each his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or each his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eugene M. Isenberg	Chairman and	May 6, 2010
Eugene M. Isenberg	Chief Executive Officer

/s/ Anthony G. Petrello	Deputy Chairman, President and	May 6, 2010
Anthony G. Petrello	Chief Operating Officer

/s/ R. Clark Wood	Principal Accounting Officer and	May 6, 2010
R. Clark Wood	Principal Financial Officer

/s/ William M. Comfort	Director	May 6, 2010
William M. Comfort

/s/ John V. Lombardi John V. Lombardi	Director	May 6, 2010

/s/ James L. Payne	Director	May 6, 2010
James L. Payne

Signature	Title	Date

/s/ Myron M. Sheinfeld	Director	May 6, 2010
Myron M. Sheinfeld

/s/ Martin J. Whitman	Director	May 6, 2010
Martin J. Whitman

EXHIBIT INDEX

Exhibit No.	Document Description

3.1	Memorandum of Association of Nabors Industries Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in Nabors Industries Ltd.’s Registration Statement on Form S-4 (Registration No. 333-76198) filed with the Commission on May 10, 2002, as amended).

3.2	Amended and Restated Bye-laws of Nabors Industries Ltd. (incorporated by reference to Exhibit 4.2 to Nabors Industries Ltd.’s Form 10-Q (File No. 000-49887) filed with the Commission on August 3, 2005).

3.3	Amendment to Amended and Restated Bye-laws of Nabors Industries Ltd. (incorporated by reference to Exhibit A of Nabors Industries Ltd.’s Notice of Special General Meeting and Proxy Statement (File No. 001-32657) filed with the Commission on February 24, 2006).

5.1	Opinion of Appleby regarding the legality of the securities being registered.*

15.1	Awareness Letter of PricewaterhouseCoopers LLP to the Securities and Exchange Commission.*

23.1	Consents of PricewaterhouseCoopers LLP.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Appleby (included in Exhibit 5.1).*

24.1	Power of Attorney (included in signature page to this Registration Statement).*

99.1	Nabors Industries Ltd. Amended and Restated 2003 Employee Stock Plan (incorporated by reference to Exhibit A of Nabors Industries Ltd.’s Revised Definitive Proxy Statement on Schedule 14A (File No. 001-32657) filed with the Commission on May 4, 2006).

*	Filed herewith